                           ASSET PURCHASE AGREEMENT


                         dated as of January 16, 1998


                                    between


                       AVALON CABLE OF NEW ENGLAND, LLC


                                      and


                      PEGASUS CABLE TELEVISION, INC. and
                 PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.

                               TABLE OF CONTENTS


ARTICLE 1 - CERTAIN DEFINITIONS.................................................................................  1

ARTICLE 2 - PURCHASE AND SALE...................................................................................  6
         Section 2.1       Covenant of Purchase and Sale; Assets................................................  6
         Section 2.2       Excluded Assets......................................................................  7
         Section 2.3       Assumed and Retained Obligations and Liabilities.....................................  8
         Section 2.4       Purchase Price.......................................................................  9
         Section 2.5       Escrow Amount........................................................................ 10
         Section 2.6       Current Items Amount................................................................. 10
         Section 2.7       Current Items Amount Calculated...................................................... 11
         Section 2.8       Accounts Receivable.................................................................. 12

ARTICLE 3 - RELATED MATTERS..................................................................................... 12
         Section 3.1       Bulk Sales........................................................................... 12
         Section 3.2       Use of Names and Logos............................................................... 12
         Section 3.3       Transfer Taxes; Filing Fees.......................................................... 12
         Section 3.4       Allocation of Purchase Price......................................................... 13

ARTICLE 4 - BUYER'S REPRESENTATIONS AND WARRANTIES.............................................................. 13
         Section 4.1       Organization of Buyer................................................................ 13
         Section 4.2       Authority............................................................................ 13
         Section 4.3       No Conflict; Required Consents....................................................... 13
         Section 4.4       Litigation........................................................................... 14
         Section 4.5       Funds................................................................................ 14

ARTICLE 5 - SELLERS' REPRESENTATIONS AND WARRANTIES............................................................. 14
         Section 5.1       Organization and Qualification of Sellers............................................ 14
         Section 5.2       Authority............................................................................ 14
         Section 5.3       No Conflict; Required Consents....................................................... 14
         Section 5.4       Title to Assets; Sufficiency......................................................... 15
         Section 5.5       Franchises, Licenses, and Contracts.................................................. 15
         Section 5.6       Employee Benefits.................................................................... 16
         Section 5.7       Employees............................................................................ 16
         Section 5.8       Litigation........................................................................... 17
         Section 5.9       Tax Returns; Other Reports........................................................... 17
         Section 5.10      Compliance with Legal Requirements................................................... 17
         Section 5.11      Systems Information.................................................................. 18
         Section 5.12      Environmental Matters................................................................ 19
         Section 5.13      Financial and Operational Information................................................ 20
         Section 5.14      No Adverse Change.................................................................... 20
         Section 5.15      Taxpayer Identification Number....................................................... 20

         Section 5.16      Intangibles.......................................................................... 20
         Section 5.17      Accounts Receivable.................................................................. 20
         Section 5.18      Bonds................................................................................ 21
         Section 5.19      Transactions with Affiliates and Employees........................................... 21
         Section 5.20      Renewal of Franchises................................................................ 21
         Section 5.21      Sole Franchisee...................................................................... 21
         Section 5.22      Real Property........................................................................ 21
         Section 5.23      Full Disclosure...................................................................... 21

ARTICLE 6 - COVENANTS........................................................................................... 22
         Section 6.1       Certain Affirmative Covenants of Sellers Regarding the Systems....................... 22
         Section 6.2       Approvals from Governmental Authorities.............................................. 23
         Section 6.3       Employee Matters..................................................................... 24
         Section 6.4       WARN Act............................................................................. 24
         Section 6.5       Certain Negative Covenants of Sellers................................................ 24
         Section 6.6       Supplements to Schedules............................................................. 25
         Section 6.7       Notification of Certain Matters...................................................... 25
         Section 6.8       Commercially Reasonable Efforts...................................................... 25
         Section 6.9       Release of Certain Liens, Litigation and Other Obligations........................... 25
         Section 6.10      Duty of Good Faith and Fair Dealing.................................................. 25
         Section 6.11      Post-Closing Covenant................................................................ 26
         Section 6.12      Certain Deliveries by Sellers........................................................ 26
         Section 6.13      Certain Rate Increases............................................................... 26

ARTICLE 7 - CONDITIONS PRECEDENT................................................................................ 27
         Section 7.1       Conditions to Buyer's Obligations.................................................... 27
         Section 7.2       Conditions to Sellers' Obligations................................................... 29

ARTICLE 8 - CLOSING............................................................................................. 31
         Section 8.1       Closing; Time and Place.............................................................. 31
         Section 8.2       Sellers' Obligations................................................................. 31
         Section 8.3       Buyer's Obligations.................................................................. 33

ARTICLE 9 - OBLIGATIONS SUBSEQUENT TO CLOSING................................................................... 33
         Section 9.1       Post-Closing Covenant................................................................ 33
         Section 9.2       Access to Books and Records.......................................................... 34
         Section 9.3       Additional Financial Statements...................................................... 34
         Section 9.4       Covenant Not to Compete.............................................................. 34

ARTICLE 10 - TERMINATION........................................................................................ 34
         Section 10.1      Termination Events................................................................... 34
         Section 10.2      Effect of Termination................................................................ 35

ARTICLE 11 - REMEDIES........................................................................................... 36
         Section 11.1      Specific Performance................................................................. 36
         Section 11.2      Attorney's Fees...................................................................... 36
         Section 11.3      Escrow Deposit....................................................................... 36

ARTICLE 12 - INDEMNIFICATION.................................................................................... 37
         Section 12.1      Indemnification by Sellers........................................................... 37
         Section 12.2      Indemnification by Buyer............................................................. 38
         Section 12.3      Indemnified Third Party Claim........................................................ 38
         Section 12.4      Determination of Indemnification Amounts and Related Matters......................... 39
         Section 12.5      Time and Manner of Certain Claims.................................................... 40
         Section 12.6      Exclusive Remedy..................................................................... 40

ARTICLE 13 - MISCELLANEOUS...................................................................................... 40
         Section 13.1       Expenses............................................................................ 40
         Section 13.2       Brokerage........................................................................... 40
         Section 13.3       Waivers............................................................................. 40
         Section 13.4       Notices............................................................................. 41
         Section 13.5       Entire Agreement; Amendments........................................................ 42
         Section 13.6       Binding Effect; Benefits............................................................ 42
         Section 13.7       Headings, Schedules, and Exhibits................................................... 42
         Section 13.8       Counterparts........................................................................ 43
         Section 13.9       Publicity........................................................................... 43
         Section 13.10      Governing Law....................................................................... 43
         Section 13.11      Third Parties; Joint Ventures....................................................... 43
         Section 13.12      Construction........................................................................ 43
         Section 13.13      Risk of Loss........................................................................ 44

                        LIST OF SCHEDULES AND EXHIBITS


SCHEDULES

Schedule 1                 Proposed Rate Increases
Schedule 2.1(a)            Tangible Personal Property
Schedule 2.1(b)            Real Property
Schedule 2.1(c)            Franchises
Schedule 2.1(d)            Licenses
Schedule 2.1(e)            Contracts
Schedule 2.2(a)            Excluded Bonds, Letters of Credit and Similar Items
Schedule 2.2(b)            Excluded DirectTV Assets
Schedule 2.2(c)            Other Excluded Assets
Schedule 5.3               Sellers' Required Consents
Schedule 5.4               Liens; Condition of Assets
Schedule 5.5               Defaults
Schedule 5.7               Employment Matters
Schedule 5.8               Litigation
Schedule 5.10              Compliance with Legal Requirements
Schedule 5.11              System Information
Schedule 5.13              Financial Statements
Schedule 5.14              Pricing Policies
Schedule 5.18              Bonds
Schedule 5.19              Competition
Schedule 5.22              Real Property

                           ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into as of January 16, 1998 by and between AVALON CABLE OF NEW ENGLAND, LLC, a Delaware limited liability company ("Buyer"); and PEGASUS CABLE TELEVISION, INC., a Massachusetts corporation ("PCT"), and PEGASUS CABLE TELEVISION OF CONNECTICUT, INC., a Connecticut corporation ("PCT Connecticut"; PCT and PCT Connecticut each being referred to as "Seller" and collectively as "Sellers").

                                   RECITALS

         A. Sellers own and operate cable television systems (the "Systems") which serve 13 towns in Massachusetts and Connecticut, pursuant to the Franchises (as hereinafter defined) and the Licenses (as hereinafter defined).

         B. Sellers are willing to convey to Buyer, and Buyer is willing to purchase from Sellers, all of the assets comprising the Systems other than the Excluded Assets (as hereinafter defined), upon the terms and conditions set forth in this Agreement.

                                  AGREEMENTS

         In consideration of the mutual covenants and promises set forth herein, Buyer and Sellers agree as follows:

                                   ARTICLE 1
                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms, whether in singular or plural forms, shall have the following meanings:

         "Agreement" means this Asset Purchase Agreement.

         "Assets" has the meaning given in Section 2.1.

         "Assumed Obligations and Liabilities" has the meaning given in
Section 2.3.

         "Basic Cable" means the tier of service which contains television broadcast stations and is described as Standard Services on Schedule 5.11.

         "Bill of Sale" has the meaning given in Section 8.2(a).

         "Calculation Period" shall have the meaning given in Section 2.4(a).

         "CATV" means Community Antenna Television.

         "Closing" has the meaning given in Section 8.1.

         "Closing Certificate" has the meaning given in Section 2.4.

         "Closing Date" means the date of any Closing.

         "Closing Financial Statements" has the meaning given in Section 2.4.

         "Closing Time" means 11:59 p.m. local time on the date immediately prior to the Closing Date.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

         "Communications Act" means the Communications Act of 1934, 47 U.S.C. ss.ss. 151 et. seq., as amended by the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, the Cable Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the Telecommunications Act of 1996, Pub. L. No. 104-104, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder.

         "Contracts" has the meaning given in Section 2.1(e).

         "Copyright Act" means the Copyright Act of 1976, as amended.

         "Current Items Amount" has the meaning given in Section 2.6.

         "Deposit" has the meaning given in Section 2.5.

         "Eligible Accounts Receivable" has the meaning given in Section 2.6.

         "Employee Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which a Person contributes or which a Person sponsors or maintains, or by which a Person is otherwise bound.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" has the meaning given in Section 2.5.

         "Escrow Agreement" has the meaning given in Section 2.5.

         "Excluded Assets" has the meaning given in Section 2.2.

         "Expenses" has the meaning given in Section 2.6.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "Final Adjustment Certificate" has the meaning given in Section 2.7.

         "Final FCC Order" shall mean an order of the FCC as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued.

         "Franchises" has the meaning given in Section 2.1(c).

         "GAAP" means generally accepted United States accounting principles, as in effect on the date hereof unless otherwise specified.

         "Governmental Authority" means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same.

         "Hazardous Substances" has the meaning given in Section 5.12(d).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Initial Adjustment Certificate" has the meaning given in Section 2.7.

         "Indemnitee" has the meaning given in Section 11.3(a).

         "Indemnitor" has the meaning given in Section 11.3(a).

         "Individual Subscriber" means, as to each System, any active single household subscriber of such System that pays the applicable Seller for Basic Cable services, has made at least two monthly payments for Basic Cable and is less than 60 days past due on all of its payments to Sellers.

         "Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice or magistrate, the FCC or any other Governmental Authority.

         "Leased Real Property" has the meaning given in Section 2.1(b).

         "Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, or order enacted, adopted or promulgated by any Governmental Authority, including, without limitation, Judgments and the Franchises.

         "Licenses" has the meaning given in Section 2.1(d).

         "Lien" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any Contract or otherwise.

         "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other similar activity or procedure that could result in a Judgment.

         "Location Cash Flow" means, as to each System, earnings before interest, taxes, depreciation, amortization, non-operating income or expense, corporate charges, extraordinary items and non-cash incentive compensation, in each case as determined in accordance with generally accepted accounting principles ("GAAP") consistently applied, excluding rate increases levied during the six month period immediately prior to the Closing Date other than the rate increases reflected on Schedule 1. Any adjustments for non-recurring items that in the absence of a materiality threshold would be required by GAAP shall be included in the determination of Location Cash Flow.

         "Losses" means any claims, losses, liabilities, damages, penalties, costs, and expenses, including, without limitation, reasonable counsel fees and reasonable costs and expenses incurred in the investigation, defense or settlement of any claims covered by the indemnification provided for in
Article 11 hereof, but shall in no event include incidental or consequential damages.

         "Notice" has the meaning given in Section 11.3(a).

         "Owned Real Property" has the meaning given in Section 2.1(b).

         "Outside Closing Date" has the meaning given in Section  8.1.

         "Partial Closing" shall have the meaning given in Section 8.1(b).

         "Permitted Lien" means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Governmental Authority to regulate the affected property; (iii) as to leased Assets, interests of the lessors thereof and Liens affecting the interests of the lessors thereof; (iv) inchoate materialmen's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business; and (v) as to any parcel of Owned Real Property or Leased Real Property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any Contract or otherwise that do not, individually or in the aggregate, affect or impair the value or use thereof as it is currently being used by either Seller in the ordinary course of business or render title thereto unmarketable or uninsurable.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, trust, association, limited liability company, or unincorporated entity of any kind.

         "Pole Attachment Agreements" means pole attachment authorizations and agreements held by either Seller that relate to a System and were granted by a public utility (or other Person providing similar service), municipality or other Governmental Authority.

         "Purchase Price" has the meaning given in Section 2.4.

         "Qualified Intermediary" has the meaning given to it in the rules and regulations promulgated pursuant to section 1031 of the Code.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subscriber Equivalent" means, as to each System, an equivalent to an Individual Subscriber, the number of Subscriber Equivalents served by such System being equal, as of any date and for any month, to the quotient of (i) the aggregate revenues, excluding taxes, earned by that System for Basic Cable provided by such System during the relevant month from: billings to hotels, motels, or other non-residential customers (each a "Commercial Account"); billings to residential multiple dwelling units (each, an "MDU") and billings from other subscribers that are billed for such service on a bulk basis divided by (ii) such System's regular monthly subscription rate for Basic Cable in effect for the relevant month; provided, however, that each Commercial Account, MDU, and other subscribers billed on a bulk basis has paid at least two monthly payments and is less than 60 days past due on all of its payments to Seller.

          "Supplemental Documents" means the Bill of Sale (and each other transfer document to be delivered at Closing) and the Escrow Agreement.

         "Systems" has the meaning given in Recital A, and "System" means any of the Systems.

         "System Financial Statements" has the meaning given in Section 5.13.

         "Taxes" means all levies and assessments imposed by any Governmental Authority, including but not limited to income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, and interest, penalties and other government charges with respect thereto.


                                   ARTICLE 2
                               PURCHASE AND SALE

         Section 2.1 Covenant of Purchase and Sale; Assets. Subject to the terms and conditions set forth in this Agreement, at Closing each Seller shall sell, convey, assign, and transfer to Buyer, and Buyer shall acquire from such Seller, for the Purchase Price, free and clear of all Liens (except for Permitted Liens), all right, title and interest of such Seller in and to all of the assets and properties, real and personal, tangible and intangible, owned or leased, used or held for use by such Seller in the operation of its Systems (the "Assets"), including, without limitation, the following:

                  (a) Tangible Personal Property. All tangible personal property, including but not limited to towers, tower equipment, antennae, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, feeder line cable, distribution plant, programming signal decoders for each satellite service which scrambles its signal, housedrops, including disconnected housedrops, installed subscriber devices, utility poles (if owned by such Seller), local origination equipment, vehicles and trailers, microwave equipment, converters, testing equipment, office equipment, furniture, fixtures, supplies, inventory, and other physical assets, including but not limited to the items described on Schedule 2.1(a).

                  (b) Real Property. All interests in real property owned by such Seller ("Owned Real Property") or leased by such Seller ("Leased Real Property"), including all improvements thereon owned by such Seller, including but not limited to the Owned Real Property and Leased Real Property described on Schedule 2.1(b).

                  (c) Franchises. The existing governmental authorizations for construction, maintenance and operation of the Systems (individually a "Franchise" and collectively the "Franchises") presently held by such Seller, as listed on Schedule 2.1(c).

                  (d) Licenses. The intangible CATV channel distribution rights, cable television relay service (CARS), business radio and other licenses, authorizations, or permits issued by the FCC or any other Governmental Authority used in the operation of the Systems and that are in effect as of the date hereof or entered or obtained in the ordinary course of business between the date hereof and the Closing Date (the "Licenses"), including, without limitation, the Licenses described on Schedule 2.1(d).

                  (e) Contracts. To the extent assignable or transferable, the leases, private easements or rights of access, contractual rights to easements, MDU agreements, bulk and commercial service agreements, cable guide agreements, retransmission consent agreements, and other contracts, Pole Attachment Agreements, agreements or understandings relating to the Systems and which are in effect as of the date hereof or entered or obtained in the ordinary course of business between the date hereof and the Closing Date (other than Excluded Assets) (the "Contracts"), including, without limitation, the Contracts described on Schedule 2.1(e).

                  (f) Accounts Receivable. All subscriber, trade and other accounts receivable arising from such Seller's operation of the Systems, except for accounts receivable relating to programming agreements and advertising aired prior to Closing Time.

                  (g) Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes, and all files of correspondence, lists, records, and reports concerning subscribers including account and credit records and prospective subscribers of each System, personnel records relating to employees of each System to be hired by Buyer upon Closing (if any), signal and program carriage, and dealings with Governmental Authorities, including but not limited to all reports filed by or on behalf of such Seller with the FCC with respect to each System and statements of account filed by or on behalf of such Seller with the U.S. Copyright Office with respect to each System.

         Section 2.2 Excluded Assets. Notwithstanding the provisions of
Section 2.1, the Assets shall not include the following, which shall be retained by Sellers (the "Excluded Assets"): (i) insurance policies and rights and claims thereunder; (ii) bonds, letters of credit, surety instruments, and other similar items listed on Schedule 2.2(a); (iii) cash and cash equivalents; (iv) any agreement, right, asset or property owned or leased by either Seller that is not used or held for use in connection with its operation of the Systems; (v) all subscriber deposits and advance payments held by either Seller as of the Closing Time in connection with the operation of the Systems; (vi) all claims, rights, and interest in and to any refunds of taxes or fees of any nature, or other claims against third parties, relating to the operation of the Systems prior to the Closing Time; (vii) the account books of original entry, general ledgers and financial records used in connection with the Systems, provided, however, that Sellers shall provide to Buyer access to any of such books and records as may be in Sellers' possession for a reasonable period, not to exceed five (5) years from the Closing Date (seven (7) years if Buyer needs reasonable access because of an Internal Revenue Service inquiry), from time to time upon reasonable notice from Buyer to Sellers; (viii) Sellers' trademarks, trade names, service marks, service names, logos, and similar proprietary rights; (ix) the assets and properties of Sellers' affiliates relating to their distribution of DIRECTV; (x) the capital stock of PCT Connecticut; (xi) PCT's partnership interest in, and any asset of, the entities conducting PCT's CATV business in Puerto Rico; (xii) rights under any agreement in connection with PCT's sale of its New Hampshire CATV business in January, 1997; (xiii) to the extent not assignable, the Pole Attachment Agreements, joint line agreements, underground conduit agreements, crossing agreements and programming agreements relating to the Systems; and (xiv) any other items described on Schedule 2.2(b).

         Section 2.3       Assumed and Retained Obligations and Liabilities.

                  (a) Assumed Obligations and Liabilities. At Closing, Buyer shall assume, pay, discharge, and perform the following (the "Assumed Obligations and Liabilities"): (i) those obligations and liabilities attributable to periods after the Closing Time under or with respect to the Franchises, Licenses or Contracts that are assigned to Buyer at the Closing; (ii) other obligations and liabilities of Sellers to the extent that there shall have been a credit in favor of Buyer with respect thereto pursuant to Section 2.6; and (iii) all obligations and liabilities arising out of or relating to Buyer's ownership of the Assets or operation of the Systems after the Closing Time.

                  (b) Retained Obligations and Liabilities. All obligations and liabilities to a Person other than Buyer arising out of or relating to the Assets or the Systems and all other liabilities and obligations of Sellers to a Person other than Buyer, other than the Assumed Obligations and Liabilities, shall remain and be the obligations and liabilities solely of the applicable Seller (collectively, the "Retained Obligations and Liabilities"). Without limiting the generality of the foregoing, Retained Obligations and Liabilities shall include the following:

                           (i) subject to Section 6.11, all obligations and
                  liabilities arising out of or relating to the Litigation and Judgments disclosed on Schedule 5.8 and any other Litigation to the extent arising out of actions or inaction of Sellers or events occurring before the Closing Time, regardless of whether known or unknown, asserted or unasserted, as of the Closing Time;

                           (ii) all obligations and liabilities, unless
                  specifically assumed by the Buyer, to the extent arising before or from events occurring before the Closing Time with respect to the Franchises, Contracts, and Leased Real Property;

                           (iii) all obligations and liabilities for
                  adjustments of revenues from a System and for any rate refunds, rollback, credit, penalty and/or interest payment required by the FCC or any local franchising authority to the extent such obligations and liabilities relate to the rates charged to customers of a System during any period prior to the Closing Time, including, without limitation but subject to Section 6.11, all obligations and liabilities relating to the Litigation described on Schedule
                  5.8 annexed hereto;

                           (iv) any liability under any claim relating to the
                  period ending as of the Closing Time that is or, but for the consummation of the transactions contemplated hereby, would have been covered under any insurance policy of Sellers, and all liability associated with workmen's compensation claims to the extent such liability relates to the period prior to the Closing Time, whether or not reported or due or payable as of the Closing Time;

                           (v) any liability for salary, sick or vacation pay,
                  or other employee benefits due to any employee of Sellers or under any employee benefit plan maintained by Sellers, in all cases other than liabilities of Buyer to Sellers' employees hired by Buyer pursuant to Section 6.3 and arising after the Closing; and

                           (vi) all obligations and liabilities with respect
                  to the Excluded Assets.

         Section 2.4       Purchase Price.

                  (a) The aggregate consideration for the Assets to be paid by Buyer pursuant to this Agreement shall consist of (i) nine (9) times the Location Cash Flow of the Systems acquired for the 12-month period ending on the last day of the month last ended before the applicable Closing Date (the "Calculation Period") for which internally prepared financial statements for the Systems are available (the "Closing Financial Statements"), but in any event not less than Twenty-Eight Million Dollars ($28,000,000) nor more than Thirty-One Million Dollars ($31,000,000) (the "Purchase Price"), and
         (ii) the assumption by Buyer of the Assumed Obligations and Liabilities. The Closing Financial Statements shall be prepared by Sellers in accordance with GAAP consistently applied with those used in the preparation of the financial information described in Section
         5.13 below. The calculation of the Purchase Price shall be set forth in a reasonably detailed certificate (the "Closing Certificate") delivered to Buyer for review not less than ten business days prior to the Closing Date. Seller and Buyer shall act in good faith and use reasonable efforts to resolve any dispute regarding the Closing Certificate prior to closing. The Purchase Price shall be subject to adjustment pursuant to Section 2.6 and shall be payable to Sellers (or, upon Sellers' written instructions, to the Qualified Intermediary designated by Sellers) at Closing by wire transfer of immediately available funds.

                  (b) If the Buyer and the Sellers agree pursuant to Section 8.1(b) below to conduct one or more Partial Closings (as defined in Section 8.1(b)), the aggregate consideration for the Assets of the System(s) to be purchased at such Closing by the Buyer shall consist of (i) nine (9) times the Location Cash Flow of such System(s) for the appropriate Calculation Period, and (ii) the assumption by Buyer of the Assumed Obligations and Liabilities appertaining to the System(s) being purchased at such Closing. The minimum cash portion of the purchase price for any such System shall be Twenty-Eight Million Dollars ($28,000,000) and the maximum purchase price shall be Thirty-One Million Dollars ($31,000,000), multiplied in each case by a fraction, the numerator of which is the Location Cash Flow of the System(s) being purchased for the Calculation Period and the denominator of which is the Location Cash Flow of all System(s) for the Calculation Period, in all cases as reflected on a Closing Certificate prepared, submitted and otherwise treated as provided in
         Section 2.4(a). Any such Purchase Price shall be adjusted as provided in Sections 2.6 and 2.7 below with respect to the assets and expenses of the System(s) being purchased.

         Section 2.5 Escrow Amount. On November 27, 1997, Buyer delivered into escrow pursuant to an Escrow Agreement (the "Escrow Agreement") among Buyer, Sellers, and First Union Bank ("Escrow Agent"), the sum of Two Hundred Fifty Thousand Dollars ($250,000), to be held and applied pursuant to the terms of the Escrow Agreement. Simultaneously with the execution and delivery of this Agreement the Buyer shall deposit an additional Two Hundred Fifty Thousand Dollars ($250,000) into escrow and the Escrow Agreement shall be amended to give effect to the provisions of Section 11.3 hereof. Upon the Closing, the amount of the deposit, together with interest and income thereon, shall be credited against the Purchase Price, but retained by Escrow Agent in accordance with the terms of the Escrow Agreement, as amended, to secure Sellers' performance pursuant to Article 12.

         Section 2.6 Current Items Amount. The Purchase Price shall be adjusted by the net amount of the credits and prorations made pursuant to paragraphs 2.6(a), (b), and (c) (the "Current Items Amount").

                  (a) Eligible Accounts Receivable. Sellers shall be entitled to a credit in an amount equal to the face amount of all Eligible Accounts Receivable. "Eligible Accounts Receivable" shall mean accounts receivable resulting from a Seller's provision of cable television service prior to the Closing Time to a System's subscribers, which are collected on or before ninety (90) days after the Closing Date.

                  (b) Advance Payments and Deposits and Certain Liens. Buyer shall be entitled to a credit at the Closing in an amount equal to the aggregate of (i) all deposits of subscribers of a System, and all interest, if any, required to be paid thereon as of the Closing Time which are retained by Sellers and (ii) all advance payments received by Sellers for services to be rendered by Buyer to subscribers of a System after the Closing Time, or for other services to be rendered by Buyer to other third parties after the Closing Time for cable television commercials, channel leasing, or other services or rentals, but only to the extent the obligations of Sellers relating thereto are assumed by Buyer at Closing; and liens encumbering the Assets and permitted by clause (iv) of the definition of Permitted Lien to the extent that such liens are not discharged or retained at or prior to Closing by Sellers.

                  (c) Expenses. As of the Closing Time, expenses of a recurring nature that are incurred to benefit a System and are incurred in the ordinary course of business (the "Expenses"), including those set forth below, shall be prorated, in accordance with GAAP, so that all such Expenses for periods prior to the Closing Time shall be for the account of Sellers and all such Expenses for periods after the Closing Time shall be for the account of Buyer:

                           (i) all Expenses under the Franchises, the
                  Licenses, and the Contracts that are assigned to the Buyer at the Closing;

                           (ii) Taxes levied or assessed against any of the
                  Assets or payable with respect to cable television service and related sales to a System's subscribers; expenses for utilities, municipal assessments, rents and service charges, and other goods or services furnished to a System;

                           (iii) all FCC regulatory fees and all copyright
                  fees based on signal carriage by the Systems (it being agreed that all such copyright fees that are payable with respect to periods after the Closing Date shall be paid by Buyer); and

                           (iv) all other items of Expense relating to a
                  System, except that (A) Sellers and Buyer shall not prorate any items of Expense payable under or with respect to any Excluded Asset, all of which shall remain and be solely for the account of Sellers, and (B) there shall be no adjustment or proration for capital expenditures made by Sellers.

         Section 2.7 Current Items Amount Calculated. The Current Items Amount shall be estimated in good faith by Sellers and shall be set forth in a certificate (the "Initial Adjustment Certificate"), together with a detailed statement of the calculation thereof, delivered to Buyer not later than three business days prior to the Closing Date. The Initial Adjustment Certificate shall constitute the basis on which the Current Items Amount paid at Closing is calculated. On or before ninety (90) days after the Closing Date, Buyer shall deliver to Sellers a final calculation of the Current Items Amount calculated as of the Closing Date, together with such supporting documentation as Sellers may reasonably request, in a certificate (the "Final Adjustment Certificate"), which shall evidence in reasonable detail the nature and extent of each adjustment. If Sellers do not object to the Final Adjustment Certificate by delivering to Buyer a reasonably detailed written explanation of its objections thereto within twenty (20) days after the Final Adjustment Certificate is delivered (the "Final Adjustment Objection Period"), Sellers or Buyer, as appropriate, shall pay to the other an amount equal to the amount by which the Current Items Amount as set forth in the Final Adjustment Certificate differs from the Current Items Amount as estimated in the Initial

Adjustment Certificate. If Sellers timely object to the Final Adjustment Certificate within the Final Adjustment Objection Period, Sellers and Buyer shall attempt in good faith to resolve such objections within twenty (20) days after Buyer's receipt of Sellers' written objections, failing which the parties shall appoint a mutually agreeable independent accounting firm knowledgeable in the cable television business to review the Final Adjustment Certificate and Sellers' written objections thereto, and make adjustments to the Final Adjustment Certificate (the "Adjusted Final Adjustment Certificate") within thirty (30) days after its appointment. The fees and expenses of such firm shall be shared equally by the parties. The Adjusted Final Adjustment Certificate shall be final and binding. Sellers or Buyer, as appropriate, shall pay to the other within twenty (20) days after resolving Sellers' objections or after delivery of the Adjusted Final Adjustment Certificate, as the case may be, an amount equal to the amount by which the Current Items Amount as finally agreed upon by the parties or as set forth in the Adjusted Final Adjustment Certificate, as the case may be, differs from the Current Items Amount as estimated in the Initial Adjustment Certificate.

         Section 2.8 Accounts Receivable. Buyer shall use its commercially reasonable best efforts to collect all accounts receivable for periods prior to the Closing and, at the request of Sellers, shall reassign to them any accounts not collected within the ninety (90) day period referred to above.


                                   ARTICLE 3
                                RELATED MATTERS

         Section 3.1 Bulk Sales. Buyer and Sellers waive compliance by the other with any bulk sales Legal Requirements which may be applicable to the transactions contemplated hereby.

         Section 3.2 Use of Names and Logos. Buyer and Sellers shall cooperate in the removal promptly after Closing of the trademarks, trade names, service marks, service names, logos, and similar proprietary rights of Sellers to the extent incorporated in or on the Assets.

         Section 3.3 Transfer Taxes; Filing Fees. Sellers, on the one hand, and Buyer, on the other hand, each shall be liable for one-half of all sales, use, transfer, and similar Taxes arising from or payable by reason of the transactions contemplated by this Agreement, and each party shall indemnify and hold the other party harmless from and against all Losses arising from Taxes for which it is liable hereunder. Sellers, on the one hand, and Buyer, on the other hand, also each shall be liable for one-half of all filing and application fees (including HSR fees, if any) payable to a Governmental Authority by reason of or for the purpose of carrying out the transactions described in this Agreement. Sellers and Buyer shall each pay one-half of any HSR filing fees.

         Section 3.4 Allocation of Purchase Price. Prior to the Closing Date, Buyer and Sellers shall each use reasonable efforts and act in good faith to agree upon the allocation (the "Allocation") of the Purchase Price and the Assumed Obligations and Liabilities to the individual assets or classes of assets (within the meaning of Section 1060 of the Code). Buyer, Seller, and their respective affiliates shall file all tax returns and schedules thereto, including, without limitation, those returns and forms required by Section 1060 of the Code, consistent with the Allocation unless otherwise required by applicable Legal Requirements.


                                   ARTICLE 4
                    BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Sellers as follows as of the date of this Agreement:

         Section 4.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.

         Section 4.2 Authority. Buyer has all requisite power to execute, deliver, and perform this Agreement and the Supplemental Documents to which Buyer is a party (the "Buyer's Supplemental Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Buyer's Supplemental Documents and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement constitutes, and the Buyer's Supplemental Documents, when executed and delivered by Buyer, will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by general principles of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and the availability of equitable remedies.

         Section 4.3 No Conflict; Required Consents. The execution, delivery, and performance by Buyer of this Agreement and the Buyer's Supplemental Documents do not and will not: (i) conflict with or violate any provision of the Limited Liability Company Agreement and other organizational documents, if any, of Buyer; (ii) violate any provision of any Legal Requirement (assuming the receipt at or prior to Closing of all necessary consents or licenses);
(iii) conflict with, violate, result in a breach of, or constitute a default under any agreement to which Buyer is a party or by which Buyer or the assets or properties owned or leased by it are bound or affected; or (iv) except as expressly contemplated by this Agreement, require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person; except, with respect to (ii), (iii) and (iv) of this Section 4.3, for any conflict, violation, breach, default, consent or filing that would not materially impair the ability of Buyer to perform its obligations hereunder.

         Section 4.4 Litigation. Except for any Litigation that may affect the cable television industry (nationally or regionally) generally, there is no Litigation pending or, to Buyer's knowledge, threatened, by or against or affecting or relating to Buyer or any of its affiliates in any court or before any Governmental Authority or any arbitrator, which, if adversely determined, would restrain or materially hinder or delay the consummation of the transactions contemplated by this Agreement or cause any of such transactions to be rescinded.

         Section 4.5 Funds. As of the date hereof, Buyer has provided to Sellers a letter indicating Buyer's receipt of and satisfaction with term sheets from an institutional investor and a reputable commercial bank pursuant to which Buyer expects to obtain equity financing in an amount equal to not less than 20% of the purchase price payable by it hereunder and debt financing in an amount equal to not less than the remaining amount of the Purchase Price payable by it hereunder.


                                   ARTICLE 5
                    SELLERS' REPRESENTATIONS AND WARRANTIES

         Sellers jointly and severally represent and warrant to Buyer as follows as of the date of this Agreement:

         Section 5.1 Organization and Qualification of Sellers. PCT is a corporation duly organized, validly existing, and in good standing under the laws of Massachusetts, and PCT Connecticut is a corporation duly organized, validity existing and in good standing under the laws of Connecticut. Each Seller has all requisite corporate power to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.

         Section 5.2 Authority. Each Seller has all requisite corporate power to execute, deliver, and perform this Agreement and the Supplemental Documents to which such Seller is a party (the "Sellers' Supplemental Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Sellers' Supplemental Documents and the consummation of the transactions contemplated hereby and thereby on the part of Sellers have been duly and validly authorized by all necessary corporate action on the part of Sellers. This Agreement constitutes, and the Sellers' Supplemental Documents, when executed and delivered by Sellers, will constitute, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms, except as may be limited by general principles of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and the availability of equitable remedies.

         Section 5.3 No Conflict; Required Consents. Except as required by the HSR Act or as described on Schedule 5.3, the execution, delivery, and performance by Sellers of their obligations under this Agreement and the Sellers' Supplemental Documents do not and will not: (i) conflict with or violate any provision of the articles of incorporation or bylaws of either Seller; (ii) violate any provision of any Legal Requirement; (iii) conflict with, violate, result in a breach of, or constitute a default under any contract, agreement or understanding to which either Seller is a party or by which either Seller or the Assets are bound or affected; (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person; or (v) result in the creation or imposition of any Lien or other encumbrance of any nature whatsoever against or upon any of the Assets; except, with respect to (ii), (iii), (iv) and (v) of this Section 5.3, for any conflict, violation, breach, default, consent, filing or imposition of any Lien that would not materially impair the ability of Sellers to perform hereunder and that would not have a material adverse effect on the Assets or the financial condition or the business of the Systems.

         Section 5.4 Title to Assets; Sufficiency. Sellers have good and marketable title to (or in the case of Assets that are leased, valid leasehold interests in) and possession of all of the Assets, free and clear of all Liens except for Permitted Liens and the Liens described on Schedule 5.4 provided that all liens that are not Permitted Liens shall be released or discharged at Closing. Except as set forth on Schedule 5.4, no Person (including any Governmental Authority) has any right to acquire an interest in the Systems or any material Asset (including any right of first refusal or similar right), other than rights of condemnation or eminent domain afforded by law (none of which have been exercised and no proceedings for which have been commenced). Except for the Excluded Assets, the Assets constitute all property and rights, real and personal, tangible and intangible, necessary or required to operate the Systems as currently operated and conduct the business of the Systems as currently conducted. Also attached at Schedule 5.4 is a copy of the latest proof of performance tests for each of the Systems. Sellers represent and warrant that each of the Systems will meet or exceed, at Closing, the performance standards met by the Systems as shown by these proof of performance tests.

         Section 5.5 Franchises, Licenses, and Contracts. Sellers have delivered to Buyer true and complete copies of each of the Franchises, the Licenses, the Contracts listed on Schedule 2.1(e), and all amendments, assignments and consents thereto. Except for the Licenses and Contracts included in the Excluded Assets, neither Seller is bound or affected by any other material contract, agreement or understanding which relates to a System. Except for the Franchises and the Licenses, neither Seller requires any franchise, material license or material permit from any Governmental Authority to enable it to operate the Systems as they are currently operated. To Sellers' knowledge, each of the Franchises, Licenses and Contracts is in full force and effect and is valid, binding and enforceable in accordance with its terms. Except as described on Schedule 5.5, (a) there has not occurred any material default by either Seller or, to Sellers' knowledge, by any other Person under any of the Franchises, Licenses or Contracts, and (b) since Sellers have owned the Systems they have received no notice or acquired actual knowledge of any unresolved claims by a property owner asserting that Sellers do not have any necessary right of way to lay or gain access to cable included in the Systems in its current location.

         Section 5.6 Employee Benefits. Neither Seller is, and no Employee Benefit Plan maintained by either Seller is, in violation of the provisions of ERISA in any material respect; no reportable event, within the meaning of Sections 4043(c)(1), (2), (3), (5), (6), (7), (10) or (13) of ERISA, has
occurred and is continuing with respect to any such Employee Benefit Plan; and no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan. Buyer is not required under ERISA, the Code or any collective bargaining agreement to establish, maintain or continue any Employee Benefit Plan maintained by either Seller or any affiliate of either Seller.

         Section 5.7 Employees. With respect to Sellers' employees serving the
Systems:

                  (a) Except as set forth on Schedule 5.7, there are no collective bargaining agreements applicable to any persons employed by either Seller that renders services in connection with a System, and neither Seller has any no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against either Seller, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any person employed by either Seller that renders services in connection with a System.

                  (b) Sellers are in substantial compliance with all applicable Legal Requirements respecting employment conditions and practices, have withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of System employees, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (c) Sellers have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any Legal Requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices, in any respect material to the Assets or the financial condition of the Systems. There are no pending or, to Sellers' knowledge, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against either Seller before any Governmental Authority.

                  (d) There are no existing or, to Sellers' knowledge, threatened, labor strikes, disputes, grievances or other labor controversies affecting the Systems. There are no pending or, to Sellers' knowledge, threatened representation questions respecting either Seller's employees. There are no pending or, to Sellers' knowledge, threatened arbitration proceedings under any Contract. To Sellers' knowledge, there exists no basis for any of the above.

                  (e) Except as set forth on Schedule 5.7, neither Seller is a party to any employment agreement, written or oral, relating to employees of a System which cannot be terminated at will by such Seller.

                  (f) Schedule 5.7 sets forth a true and complete list of the names, titles and rates of compensation of all of the employees of the Systems.

         Section 5.8 Litigation. Except for any Litigation that may affect the cable television industry (nationally or regionally) generally and except as set forth on Schedule 5.8, there is no Litigation or Judgment pending or, to Sellers' knowledge, threatened against either Seller which will adversely affect the financial condition or operations of the Systems, the Assets or the ability of Sellers to perform their obligations under this Agreement, or which seeks or could result in the modification, revocation, termination, suspension, or other limitation of any of the Franchises, Licenses or Contracts. Subject to Section 6.11, Sellers are retaining all obligations and liabilities for the litigation described on Schedule 5.8.

         Section 5.9 Tax Returns; Other Reports. Each Seller has duly filed all federal, state, local, and foreign tax returns and other tax reports relating to the Systems that are required to be filed on or prior to the date hereof, and has paid all Taxes shown thereon to be due and payable. Neither Seller has received any notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority pertaining to the Systems. All Taxes with respect to Sellers, the Assets, or the business or operation of the Systems that are due and payable have been paid by Sellers.

         Section 5.10 Compliance with Legal Requirements.

                  (a) Each Seller is in compliance in all material respects with the Communications Act, the Copyright Act, the Occupational Safety and Health Act, and rules and regulations promulgated thereunder. Neither Seller has received notice from the FCC of any violation of its rules and regulations insofar as they apply to the Systems.

                  (b) Sellers have submitted to the FCC all material filings, including, without limitation, cable television registration statements, current annual reports, annual regulatory fee filings, aeronautical frequency usage notices, and current cumulative leakage index reports, that are required under the rules and regulations of the FCC. As of August 21, 1995, and at all times thereafter, each of the Systems was and is a "small system" owned by a "small cable company," as defined by Sections 76.901(c) and (e), respectively, of the FCC rules, and thus qualifies for small system rate treatment pursuant to Section 76.934 of the FCC rules. Except as set forth on
         Schedule 5.10: Sellers have, with respect to the Systems, been certified as in compliance with the FCC's equal opportunity rules for reporting years 1993 through 1996; each System has submitted to the FCC annually Form 320s showing complying index scores; each of the television broadcast signals carried on each of the systems is being carried in accordance with the rules and regulations of the FCC; each of the Systems, respectively, is carrying all television broadcast stations that elected to be carried pursuant to must-carry provisions of the Communications Act and the FCC's rules, including default election procedures; any television broadcast station that did not make a must-carry election (or default election) and is being carried on any of the Systems, has given its written retransmission consent to such carriage; and each Seller is in compliance in all material respects with all other federal, state and local laws, rules and regulations applicable to the operation of the Systems.

                  (c) Sellers have deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in the Copyright Act. To the knowledge of Sellers, except as set forth on Schedule 5.10, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party that questions the copyright filings or payments made by Sellers with respect to the Systems.

                  (d) Each of the Sellers is providing syndicated exclusivity and network non-duplication protection to stations entitled thereto which have requested such protection.

                  (e) All necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Systems.

         Section 5.11 Systems Information. Schedule 5.11 sets forth a true and accurate description of the following information as of the dates set forth in such Schedule:

                           (i) the approximate number of miles of plant that
                  are included in the Assets;

                           (ii) a general description of Basic Cable services
                  available from the Systems and the rates charged by Sellers for such services;

                           (iii) the stations and signals carried by the
                  Systems and the channel position of each such signal and station;

                           (iv) the Mhz capacity of the Systems;

                           (v) the channel capacity of the Systems; and

                           (vi) the principal marketing, promotional and
                  advertising programs currently in effect for the Systems and any other such program that had been in effect at any time since January 1, 1997.

         Section 5.12 Environmental Matters.

                  (a) To Sellers' knowledge, none of the Owned Real Property or Leased Real Property is listed on the National Priorities Lists or the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS"), or is the subject of any "Superfund" evaluation or investigation, or any other investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with the Owned Real Property or Leased Real Property.

                  (b) To Sellers' knowledge, no above ground or underground storage tanks or surface impoundments have been or are located in or on the Owned Real Property or Leased Real Property.

                  (c) To the knowledge of Sellers, Sellers are in compliance in all material respects with, and hold all permits, licenses and authorizations required under all Legal Requirements with respect to pollution or protection of the environment, including Legal Requirements relating to actual or threatened emissions, discharges, or releases of Hazardous Substances into the ambient air, surface water, ground water, land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, insofar as they relate to the Owned Real Property or Leased Real Property. Neither Seller has received any notice of, and to Sellers' knowledge there are no circumstances relating to, any past or present condition, circumstance, activity, practice or incident (including without limitation, the presence, use, generation, manufacture, disposal, release or threat to release of any Hazardous Substances from or on the Owned Real Property or Leased Real Property), that could interfere with, prevent continued compliance with, or result in any Losses pursuant to, any Legal Requirement with respect to pollution or protection of the environment, or that is reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any Hazardous Substance on, from or attributable to the Owned Real Property or Leased Real Property.

                  (d) "Hazardous Substances" has the meaning given in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. ss.ss. 9601 et seq.) ("CERCLA"), as amended, and rules and regulations promulgated thereunder.

         Section 5.13 Financial and Operational Information. Attached as
Schedule 5.13 are (i) unaudited statements of net assets to be acquired of the Massachusetts Systems as of December 31, 1996 and September 30, 1997 and unaudited statements of operations for the Massachusetts Systems for the twelve-month and nine-month periods then ended, respectively (the "Massachusetts System Financial Statements"), and (ii) the audited balance sheet of PCT Connecticut as of December 31, 1996 and the audited statements of operations of PCT Connecticut for the twelve-month period then ended, and
(iii) the unaudited balance sheet of PCT Connecticut as of September 30, 1997 and the unaudited statements of operation of PCT Connecticut for the nine-month period then ended, respectively (the "PCT Connecticut Financial Statements" and, together with the Massachusetts System Financial Statements, the "System Financial Statements"). The System Financial Statements have been prepared by Sellers in accordance with GAAP and present fairly the net assets and results of operations of the Massachusetts Systems, and the financial condition and results of operation of PCT Connecticut, respectively, as of the dates and for the periods indicated subject to normal year-end adjustments.

         Section 5.14 No Adverse Change. Since December 31, 1996, (i) there has been no material adverse change in the condition (financial or otherwise) or results of operations of the Systems taken as a whole; (ii) the Assets and the financial condition and operations of the Systems taken as a whole have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, or act of God or public force or otherwise; (iii) Sellers have not made any sale, assignment, lease or other transfer of assets or properties of a System other than in the normal and usual course of business; and (iv) except as set forth on Schedule 5.14, Sellers have continued the pricing policies and have conducted the promotional, advertising and other business and operational activities with respect to the Systems (including, without limitation, billing, collection, subscriber relations, and joint trenching activities) substantially and materially in the normal and ordinary course of business consistent with past practices and cable television industry practices.

         Section 5.15 Taxpayer Identification Number. Sellers' respective U.S. Taxpayer Identification Numbers are as set forth in the introductory paragraph of this Agreement.

         Section 5.16 Intangibles. Sellers neither use nor hold any copyrights, trademarks, trade names, service marks, service names, logos, licenses, permits or other similar intangible property rights and interests in the operations of the Systems that do not incorporate the name "Pegasus" or variations thereof. In the operation of the Systems, Sellers are not aware that they are infringing upon or otherwise acting adversely to any such intangible property rights and interests owned by any other Person or Persons, and there is no claim or action pending, or to Sellers' knowledge threatened, with respect thereto.

         Section 5.17 Accounts Receivable. Sellers' accounts receivable from the Systems are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of Sellers which resulted from the regular course of Sellers' business.

         Section 5.18 Bonds. Except as set forth on Schedule 5.18, there are no franchise, construction, fidelity, performance, or other bonds or letters of credit posted by either Seller in connection with the Systems or the Assets.

         Section 5.19 Transactions with Affiliates and Employees. There is no lease, sublease, indebtedness, contract, agreement, understanding, or other arrangement of any kind entered into by either Seller with respect to the Systems with any employee, affiliate or shareholder of such Seller which will be an Assumed Obligation and Liability.

         Section 5.20 Renewal of Franchises. Sellers have filed notice of their intent to renew the PCT Connecticut franchise pursuant to Section 546 of the Communications Act.

         Section 5.21 Sole Franchisee. Except as described on Schedule 5.21, Seller is the sole franchisee for each of its franchise areas.

         Section 5.22 Real Property. Schedule 5.22 describes each interest in real property owned or leased by Sellers, including, the lessor of any such leased property and the principal terms and conditions of each lease. Except as described in Schedule 5.22 to the knowledge of Sellers, Sellers have good title in fee simple to all of the real property (other than leased property) reflected on the Schedule 5.22, in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance except for (a) liens for current taxes, assessments and governmental charges and levies which may be paid without penalty, interest or other additional charge or which are being contested in good faith by appropriate proceedings and are not material in amount or value in relation to the value of the associated property; (b) such minor utility and municipal easements and restrictions, if any, as do not detract in any material respect from the value or marketability of the property subject thereto and do not interfere with the use of such property; (c) Permitted Liens; and (d) Liens which will be removed at or prior to closing. No condemnation proceeding is pending or to the knowledge of Sellers, threatened with respect to any real property identified in Schedule 5.22 and owned by Sellers. The current use of all real property owned by Sellers is in compliance in all material respects with the applicable certificate of occupancy and all applicable laws, rules, and regulations.

         Section 5.23 Full Disclosure. No representation or warranty of Sellers contained in this Agreement contains any untrue statement of a material fact.

                                   ARTICLE 6
                                   COVENANTS

         Section 6.1 Certain Affirmative Covenants of Sellers Regarding the Systems. Except as Buyer may otherwise consent in writing, between the date of this Agreement and Closing each Seller shall:

                  (a) (i) continue to operate its Systems in the ordinary course of business in accordance with such Seller's past practices,
         (ii) continue to maintain the tangible Assets in their present condition and repair consistent with such Seller's past practices, ordinary wear excepted, (iii) continue to perform all of its obligations under all of the Franchises, Licenses and material Contracts without material breach or default consistent with such Seller's past practices, (iv) continue to operate the Systems in substantial compliance with applicable Legal Requirements consistent with such Seller's past practices; (v) continue the pricing, marketing, advertising, promotion and other activities with respect to the Systems (including without limitation billing, collection, subscriber, and joint trenching matters) substantially and materially in the normal and ordinary course of business consistent with such Seller's past practices except for increases set forth on Schedule 1 and except for television and spot advertisements, which may increase from prior periods; and (vi) use commercially reasonable efforts to
         (A) preserve the current business organization of the Systems intact, including preserving existing relationships with Persons having business with the Systems, (B) keep available the services of its employees providing services in connection with the Systems, and (C) maintain inventories of equipment and supplies for the Systems at historic levels;

                  (b) upon reasonable prior notice to such Seller, give to Buyer and its counsel, accountants, and other representatives access during normal business hours to the Systems, the employees of the Systems, the Owned Real Property, the Leased Real Property, the other Assets and such Seller's books and records relating to the Systems, provided that such persons who are provided access shall be accompanied by a representative of such Seller and that such access shall not disrupt the normal business operations of the Systems;

                  (c) as soon as practicable after the date of this Agreement, and at its expense, exercise commercially reasonable efforts to obtain in writing as promptly as practicable all approvals, authorizations and consents described on Schedule 5.3 from all Persons that are not Governmental Authorities, and deliver to Buyer copies thereof promptly upon receiving them; provided that "commercially reasonable efforts" for this purpose shall not require Seller to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of normal and usual filing and processing fees; provided, further, that the costs and expenses associated with the performance after the Closing Date of obligations which are required by a third party as a condition of granting its consent or approval shall be borne solely by Buyer, if Buyer consented thereto in writing in advance of obtaining such signed consents. In the event that Buyer's cooperation is required to obtain such consents, Buyer shall be responsible for its own out-of-pocket costs in connection therewith;

                  (d) promptly within 31 days after the end of each month between the date hereof and the Closings deliver to Buyer copies of any monthly and year-to-date financial statements for the Systems (including subscriber reports and Location Cash Flows) with respect to the operation of the Systems and such other reports as are regularly prepared by such Seller at any time from the date hereof until Closing;

                  (e) promptly inform Buyer in writing of any material adverse change in the condition (financial or otherwise), operations or business of the Systems taken as a whole;

                  (f) continue to carry and maintain in full force and effect its existing casualty and liability insurance through and including the Closing Date; and

                  (g) maintain its books, records and accounts with respect to the Assets and the operation of the Systems in the usual, regular and ordinary manner on a basis consistent with past practices.

         Section 6.2 Approvals from Governmental Authorities. As soon as practicable, but in no event later than 10 days after the date of this Agreement, Sellers and Buyer (a) shall file the appropriate notifications under the HSR Act, if applicable, and (b) shall file with any Governmental Authorities from which the approvals, authorizations and consents described in
Schedule 5.3 must be obtained, joint applications requesting such approvals, authorizations and consents. Sellers and Buyer shall each exercise commercially reasonable efforts in furtherance of the foregoing (including Buyer's cooperation in attending meetings with Governmental Authorities and providing the financial data, information as to operating experience, appropriate insurance and surety bonds and any other information required to timely prepare and submit the applications referenced above), and the parties shall exercise commercially reasonable efforts necessary or appropriate to expedite the processing of the applications and to secure such authorizations, approvals and consents and to obtain early termination of the waiting period under the HSR Act. Sellers and Buyer shall furnish each other with any correspondence from or to, and notify each other of any other communications with, Governmental Authorities that relate to such authorizations, approvals and consents, and each party shall have the right to participate in any hearings or proceedings before Governmental Authorities with respect to such authorizations, approvals and consents. Each party shall bear its own expenses in connection with its compliance with the foregoing. Buyer shall prepare and file, with Seller's assistance, FCC Form 394 with all relevant Government Authorities within 15 days after the execution of this Agreement. Concurrent with the filing of the FCC Form 394, Buyer and Sellers shall jointly submit an amendment of the Connecticut Franchise to extend its term. Notice of Sellers' intent to sell the Charlton System has been delivered to the Town of Charlton in accordance with the Charlton franchise agreement.

         Section 6.3 Employee Matters. Buyer may offer employment to any and all of the employees of Sellers who primarily perform services with respect to the operation of the Systems as of the Closing Date. Sellers shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any employee of either Seller through the Closing Time, including wages, salaries, accrued vacation, any employment, incentive, compensation or bonus agreements, or other benefits or payments on account of termination, and shall indemnify and hold Buyer harmless from any Losses thereunder.

         Section 6.4 WARN Act. Sellers shall comply with the employee notification requirements, if applicable, of the Federal Worker Adjustment and Retraining Notification Act.

         Section 6.5 Certain Negative Covenants of Sellers. Between the date hereof and Closing, Sellers shall not solicit or participate in negotiations with (and Sellers shall use their best efforts to prevent any affiliate, partner, director, officer, employee or other representative or agent of Sellers from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the Assets or the Systems or any transaction inconsistent with those contemplated hereby. Additionally, except as Buyer may otherwise consent in writing, which consent shall not be unreasonably withheld, or except as otherwise permitted by this Agreement, between the date of this Agreement and Closing, Sellers shall not (a) modify, terminate, enter into, renew, suspend, or abrogate any Franchise, License or material Contract other than in the ordinary course of business if such modification, termination, renewal, suspensions, change or entry would be materially adverse to the Systems, (b) sell, assign, lease or otherwise dispose of any of the Assets, unless such Assets are consumed or disposed of in the ordinary course of business or disposed of in conjunction with the acquisition of replacement property of equivalent kind and value, (c) create, assume, or permit to exist any Lien upon any Asset except for Liens granted by Sellers to their lenders (which Sellers agree shall be listed on Schedule 5.4 and discharged by Sellers at or prior to closing as provided in Section 6.9) and Permitted Liens or (d) change customer rates for any service or charges for remotes or subscriber installations or add, delete, tier, retier or repackage any cable television programming offered by the Systems except to the extent required under the Communications Act or any other Legal Requirement except as set forth on Schedule 1. Further, Sellers shall not, without notifying Buyer in advance, seek amendments or modifications to existing Franchises or Contracts or accept or agree to accede to any modification or amendment to, or any condition to the transfer of, any of the Franchises, Contracts, Owned Real Property or Leased Real Property other than any reasonable modification, amendment or condition that does not materially and adversely affect Buyer.

         Section 6.6 Supplements to Schedules. Sellers shall, from time to time prior to Closing, supplement the Schedules to this Agreement with additional information that, if existing or known to Sellers on the date of this Agreement, would have been required to be included in one or more Schedules to this Agreement. Subject to Section 10.1(d), for purposes of determining the satisfaction of any of the conditions to the obligations of Buyer in Section 7.1 and the liability of Sellers for breaches of Sellers' representations and warranties under this Agreement, the Schedules to this Agreement shall be deemed to include (a) the information contained in such Schedules as they have been amended pursuant to Section 6.7 to reflect Superseding Disclosure and (b) information disclosed to the Buyer in writing by Sellers prior to Closing that reflects actions expressly permitted by this Agreement to be taken prior to Closing.

         Section 6.7 Notification of Certain Matters. Each party will promptly notify the other party in writing of any fact, event, circumstance, action or omission (i) which, if known at the date of this Agreement, would have been required to be disclosed by it in or pursuant to this Agreement, or (ii) the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be true and accurate in any material respect, and with respect to clause (ii), the notifying party shall use commercially reasonable efforts to remedy the same. Subject to
Section 10.1(d), any disclosure by Sellers pursuant to this Section 6.7 shall supersede any and all prior representations and warranties under this Agreement concerning the subject matter of such disclosure and shall be deemed to amend this Agreement to the extent of such superseding disclosure ("Superseding Disclosure").

         Section 6.8 Commercially Reasonable Efforts. Each party shall use commercially reasonable efforts to take all steps within its power, and will cooperate with the other party, to cause to be fulfilled those of the conditions to the other party's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, and will execute and deliver such instruments and take such other commercially reasonable actions as may be necessary to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

         Section 6.9 Release of Certain Liens, Litigation and Other Obligations. Sellers shall take all necessary actions, including without limitation the discharging or other satisfaction of related claims and obligations, to cause the termination, release, and removal on or prior to the Closing Date of all Liens, other than Permitted Liens, listed on Schedule 5.4. In addition, Sellers shall discharge or otherwise satisfy all other outstanding liabilities and obligations relating to the Systems not assumed by the Buyer hereunder other than subscriber deposits and prepaid subscriber fees, in each case without incurring any obligations on the part of Buyer or otherwise adversely affecting Buyer.

         Section 6.10 Duty of Good Faith and Fair Dealing. Each party agrees that it will act in good faith with regard to all matters that are the subject of this Agreement, and will neither intentionally nor knowingly take any action or omit to take any action at any time for the primary purpose of depriving the other party unfairly of any right or benefit that the other party has at such time under this Agreement.

         Section 6.11 Post-Closing Covenant. In the event that Sellers are unsuccessful in the rate appeal described in Schedule 5.8 and the FCC issues an order requiring that refunds be made to subscribers (the "FCC Refund Order"), Sellers shall deliver to Buyer the amount of such actual refund, plus any and all interest required by the FCC Refund Order, within 30 days of the earlier of (1) the date on which the FCC Refund Order becomes a Final FCC Order or (2) the expiration of a stay suspending any requirement to issue refunds. Unless prohibited by the applicable rules or regulations of the FCC from doing so, Buyer shall submit a refund plan under Section 76.961(c)(2) of the FCC's Rules to the FCC in accordance with the FCC Refund Order and shall issue refunds to subscribers pursuant to the refund plan approved by the FCC; provided, however, that in no event shall Buyer be responsible for any refund amount (or interest thereon) in excess of the amount delivered to Buyer by Sellers pursuant to this Section 6.11 and in no event shall Sellers be responsible for any amount greater than the actual refund (including interest) paid or credited to subscribers; provided, however, that if Buyer is prohibited by the FCC Rules from submitting a refund plan under Section 76.961(c)(2) and is required to provide refunds to persons who are no longer subscribers, then Sellers shall be liable for the reasonable out of pocket expenses incurred by Buyer in locating prior subscribers to the extent required to do so by the FCC's Rules. If any prior subscribers are required to be identified, Sellers shall cooperate with Buyer in making and shall be responsible for such identification.

         Section 6.12 Certain Deliveries by Sellers. On or before 5:00 P.M. on January 23, 1998, Sellers shall deliver to Buyer copies of all Pole Attachment Agreements, vehicle leases, real property leases, and programming agreements to which either of the Sellers is a party and which appertain to the operations or business of the Systems whether or not reflected on the Schedules as of the date hereof, copies of the most current title reports relating to the Owned Real Property in the possession of Sellers, copies of environmental questionnaires and Phase I environmental reports, if any, obtained by Seller since January 1, 1994, and in their possession, such additional information, if any, as Sellers may determine to include on any Schedule to this Agreement ("Additional Scheduled Information"), and copies of any Contracts added to the Schedules after the date hereof through January 23 and not previously provided to Buyer. Any Additional Scheduled Information shall be deemed to have been included on the Schedules hereto as of and from and after the date hereof as if included thereon on the date hereof.

         Section 6.13 Certain Rate Increases. Sellers shall make the rate increases set forth on Schedule 1 on or before June 30, 1998.

                                   ARTICLE 7
                             CONDITIONS PRECEDENT

         Section 7.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, any one or more of which may be waived by Buyer, in its sole discretion.

                  (a) Accuracy of Representations and Warranties. Each representation and warranty (as supplemented pursuant to Sections 6.6 and 6.12) of Sellers set forth in this Agreement that is qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated under this Agreement. Each representation and warranty (as supplemented pursuant to Sections 6.6 and 6.12) of Sellers set forth in this Agreement that is not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated under this Agreement.

                  (b) Performance of Agreements. Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to be performed and complied with by them at or before Closing, and no event which would constitute a material breach of the terms of this Agreement on the part of Sellers shall have occurred and be continuing.

                  (c) Officer's Certificate. Buyer shall receive a certificate executed by an executive officer of each Seller, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in Sections 7.1(a) and (b) have been satisfied.

                  (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement, and there shall be no Litigation pending or threatened that seeks or that, if successful, would have the effect of any of the foregoing.

                  (e) Sellers' Counsel Opinion. Buyer shall have received an opinion counsel to Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to it.

                  (f) Sellers' FCC Counsel Opinion. Buyer shall have received an opinion of Vorys, Sater, Seymour & Pease, special FCC counsel to Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to it.

                  (g) Consents. (i) Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all consents, approvals and authorizations identified on Schedule 5.3 as required consents and marked with an asterisk "*" have been obtained and remain in full force and effect, except for consents, approvals and authorizations the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on operations or business of the Systems; provided, however, that to the extent such required consents relate to consents by the FCC to assignments of Licenses, this condition shall be deemed met if such consents to assignment have been requested prior to Closing and Buyer is entitled to operate the Systems under such Licenses pursuant to conditional use authorizations until the FCC's consent is received; and (ii) Buyer shall have either received an assignment of or, if such contracts prove to be not assignable, entered into contracts or other arrangements replacing those Contracts identified on Schedule 5.3 (except for Contracts that if not replaced would not, in the aggregate, have a material adverse effect on the operations or business of the systems) and marked with a double asterisk "**," and such replacement contracts or arrangements shall not impose on Buyer terms or conditions which, in the aggregate, would be materially more detrimental to Buyer than the terms of the Contracts, taken in the aggregate, that they replace.

                  (h) Evidence of Authorizing Actions. Sellers shall have delivered to Buyer evidence reasonably satisfactory to Buyer to the effect that Sellers have taken all action necessary to authorize its execution of this Agreement and the consummation of the transactions contemplated hereby.

                  (i) Subscribers. Sellers shall have delivered to Buyer a Closing Date subscriber list showing that (i) if the Closing occurs after July 20, 1998 and on or before October 20, 1998 the sum of Individual Subscribers and Subscriber Equivalents is at least 15,700 as of Closing and (ii) otherwise, the sum of Individual Subscribers and Subscriber Equivalents is at least 15,350 as of Closing, in every case, as that number may be reduced by the number of subscribers served by any System omitted from the Systems transferred at Closing pursuant to Section 7.1(m) or Section 8.1(b).

                  (j) Lien Releases. Sellers shall have delivered evidence satisfactory to Buyer that all Liens (other than Permitted Liens) affecting or encumbering the Assets have been terminated, released and removed of record prior to or as of the Closing Date as required by Section 6.9.

                  (k) No Material Adverse Change. There shall not have been any material adverse change in the condition (financial or otherwise) or results of operations of the Systems taken as a whole as a result of any change, event or development occurring after the date hereof.

                  (l) Other Documents. All other documents and other items required to be delivered under this Agreement to Buyer at or prior to Closing shall have been delivered or shall be tendered at the Closing.

                  (m) Right of First Refusal. Sellers shall notify Buyer within ten (10) days of receipt of notice from the Town of Charlton that the Town has exercised or has chosen not to exercise its Right of First Refusal. If the Town of Charlton exercises its Right of First Refusal, the Systems will be deemed to exclude the System served by the Charlton headend (Brookfield, Charlton, East Brookfield, and North Brookfield) and the Purchase Price will be reallocated in accordance with Sections 2.4 and 2.6.

                  (n) HSR Act. The waiting period under the HSR Act shall have expired or shall have been terminated.

                  (o) Renewal of Franchises. Neither the renewed Charlton Franchise nor the new Connecticut Franchise shall contain any terms that are materially more adverse to the franchisee than the pertinent existing franchise. No term contained in the pertinent existing franchise agreement shall be deemed to be a "material adverse change," if contained in the applicable new or renewed franchise, except that the line extension expenditures required by the existing Connecticut Franchise are to be, as between the parties, replaced by a requirement for an extension of service to density levels no lower than ten (10) homes per aerial mile and twenty-five (25) homes per underground mile.

                  (p) Environmental Matters. Any Phase I environmental report ordered by Buyer with respect to any Owned or Leased Real Property hereunder and which is received by Buyer within ninety (90) days after the date hereof shall not reflect any condition that would materially and adversely affect such property. This condition precedent shall be deemed satisfied unless Buyer shall have notified Sellers that it has not been satisfied on or before the one-hundredth (100th) day after the date hereof.

                  (q) Title Reports and Insurance. The Owned Real Property to be conveyed to Buyer hereunder shall be insurable at regular standard rates, at Buyers' expense, by a reputable title company and the Owned Real Property shall be free of exceptions to title which would, individually or in the aggregate, materially impair the ability of the Buyer following the Closing from operating the Systems and using the Owned Real Property as presently operated or used.

         Section 7.2 Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, any one or more of which may be waived by Sellers, in their sole discretion:

                  (a) Accuracy of Buyer's Representations and Warranties. Each representation and warranty of Buyer set forth in this Agreement that is qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated under this Agreement. Each representation and warranty of Buyer set forth in this Agreement that is not so qualified shall be true and correct in all material respects as of the date of this Agreement and shall be true as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated under this Agreement.

                  (b) Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before Closing and no event which would constitute a material breach of the terms of this Agreement on the part of Buyer shall have occurred and be continuing.

                  (c) Officer's Certificate. Sellers shall have received a certificate executed by an executive officer of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Sellers, certifying that the conditions specified in Sections 7.2(a) and (b) have been satisfied.

                  (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated hereby, and there shall be no Litigation pending or threatened that seeks or that, if successful, would have the effect of any of the foregoing.

                  (e) Buyer's Counsel Opinion. Sellers shall have received an opinion of Baer Marks & Upham LLP, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably acceptable to it.

                  (f) Evidence of Authorizing Actions. Buyer shall have delivered to Sellers evidence reasonably satisfactory to Sellers to the effect that Buyer has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby.

                  (g) Other Documents. All other documents and other items required to be delivered under this Agreement to Sellers at or prior to Closing shall have been delivered or shall be tendered at the Closing.

                  (h) HSR Act. The waiting period, if any, under the HSR Act shall have expired or shall have been terminated.

                                   ARTICLE 8
                                    CLOSING

         Section 8.1 Closing; Time and Place.

                  (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement ("Closing") shall occur and be effective as of 11:59 p.m. on the last calendar day of the month in which all of the conditions to Closing have been satisfied; provided that in no event shall Closing occur later than September 30, 1998 (the "Outside Closing Date"). To the extent practicable, all documents to be delivered at Closing shall be exchanged by facsimile and by overnight courier for receipt by the other party no later than the business day immediately preceding the Closing Date. If an in-person exchange of documents is required for Closing, then such exchange shall be held at the offices of Drinker Biddle & Reath LLP at 10:00 a.m. on the business day immediately preceding the Closing Date (or at such other location as may be reasonably requested by the principal lender to Buyer).

                  (b) If at any time or from time to time a Closing cannot be held solely because franchise renewals, or extensions or transfers for one or more Systems have not been obtained, Buyer and Sellers may, if they mutually agree, elect to effectuate one or more Closings (each, a "Partial Closing") for the purchase by Buyer of the Assets to be acquired from the System(s) for which the appropriate renewal(s) or extension(s) have been received. In the event of any such Partial Closing, the Purchase Price to be paid at it shall be determined as provided in Section 2.4, the representations and warranties of Sellers shall be required to be true with respect to the Assets being conveyed only, the covenants of the Sellers shall be required to be performed only as they appertain to such Assets, and each Closing delivery and condition and each other affected provision of this Agreement (such as the indemnification provisions and the provisions of Section 2.3 hereof) shall be modified as appropriate to refer only to such Assets. In any such case, the number of subscribers set forth in Section 7.1(i) shall continue to be determined by reference to all Systems. In all other respects, this Agreement shall remain in full force and effect with respect to all other Assets and Systems until terminated in accordance with its terms. Except as otherwise provided in Section 7.1(m), however, neither Sellers nor Buyer shall have any obligation to effect any such Partial Closing.

         Section 8.2 Sellers' Obligations. At or prior to Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

                  (a) Closing Certificate. The Closing Financial Statements and Closing Certificate described in Section 2.4.

                  (b) Initial Adjustment Certificate. The Initial Adjustment Certificate described in Section 2.7.

                  (c) Bill of Sale. Executed counterparts of a Bill of Sale and Assignment and Assumption Agreement relating to the Assets in form and substance reasonably acceptable to the parties (the "Bill of Sale") and such other assignment documentation as Buyer may reasonably request.

                  (d) Officer's Certificate. The certificate described in
         Section 7.1(c).

                  (e) Evidence of Authorizing Actions. Evidence reasonably satisfactory to Buyer that Sellers have taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby.

                  (f) Opinion of Sellers' Counsel. The opinion described in
         Section 7.1(e).

                  (g) Opinion of Sellers' FCC Counsel. The opinion described in Section 7.1(f).

                  (h) Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale and other title transfer documentation therefor, as required by the laws of the state in which such vehicles are titled.

                  (i) Deed to Owned Real Property. Deeds of Sellers conveying to Buyer title to the Owned Real Property warranting against restrictions or Encumbrances placed on the property by Sellers.

                  (j) Possession. Actual possession and operating control of the Systems.

                  (k) Conditions Precedent. To the extent not described above, all items set forth in Section 7.1.

                  (l) Documents and Records. All (i) existing blueprints, schematics, working drawings, plans, specifications, projections, statistics, engineering records, original plant records, System construction and as-built maps relating to the Systems, (ii) customer lists, files and records used by Sellers in connection with the operation of the Systems, including a list of all pending subscriber hook-ups, disconnects and repair orders, supply orders and any other lists pertinent to the operation of the Systems, and (iii) personnel files and records relating to the employees of the Systems who Buyer may have arranged to hire upon Closing. Delivery of the foregoing shall be deemed made to the extent such lists, files and records are located as of the Closing Time at any of the offices included in the Owned Real Property or Leased Real Property.

                  (m) Lien Searches. If requested by Buyer at least thirty
         (30) days prior to Closing, Sellers shall have delivered to Buyer the results of reasonably comprehensive searches of the public records of jurisdictions in which any of the Assets are located, dated as of a date prior to the Closing Date, regarding any and all Liens and Judgments affecting, encumbering or otherwise relating to the Systems or the Assets.

                  (n) Other. Such other documents and instruments bills of sale and certificates of title as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

         Section 8.3 Buyer's Obligations. At Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

                  (a) Purchase Price. The Purchase Price, plus or minus the estimated Current Items Amount required by Section 2.6 of this Agreement.

                  (b) Bill of Sale. Executed counterparts of the Bill of Sale and such other assumption documentation as Sellers may reasonably request.

                  (c) Officer's Certificate. The certificate described in
         Section 7.2(c).

                  (d) Evidence of Authorizations. Evidence reasonably satisfactory to Sellers that Buyer has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby.

                  (e) Opinion of Buyer's Counsel. The opinion described in
         Section 7.2(e).

                  (f) Conditions Precedent. To the extent not described above, all items set forth in Section 7.2.

                  (g) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

                                   ARTICLE 9
                       OBLIGATIONS SUBSEQUENT TO CLOSING

         Section 9.1 Post-Closing Covenant. If Sellers are unsuccessful in the rate appeal described in Schedule 5.8 and the FCC orders that refunds be made to subscribers, Sellers shall, within 30 days after a final FCC order, deliver to Buyer the amount of the refund order. Buyer shall be responsible for complying with the FCC order promptly upon receipt of the amount of the refund order from Sellers.

         Section 9.2 Access to Books and Records. For a period of seven years from and after the Closing Date, Buyer will permit Sellers, during reasonable business hours on not less than two business days prior notice, to review any books, records, or other documents transferred to Buyer hereunder and relating to the period prior to the Closing for any purpose reasonably related to the interests of Sellers and permit Sellers, at Sellers' cost and expense, to make copies of any such books, records, or other materials. Sellers shall use reasonable efforts not to materially interfere with conduct of Buyers' business. If Buyer chooses to dispose of any such books, records, or other materials during such seven year period, Buyer shall notify Sellers sufficiently in advance so that Sellers may review and copy or retain any such records.

         Section 9.3 Additional Financial Statements. On or before May 1, 1998, Buyer shall deliver to Seller an audited balance sheet for PCT Connecticut as of December 31, 1997, and audited statements of operations for PCT Connecticut for the twelve-month period then ended. The assets and results of operations reflected in the foregoing audited financial statements, shall not reflect any material adverse change in the assets or operations of PCT Connecticut as compared to the unaudited financial statements for the nine-month period ended September 30, 1997 furnished pursuant to Section 5.13.

         Section 9.4 Covenant Not to Compete. For a period of four (4) years following the Closing, neither Pegasus Communications Corporation nor Pegasus Media Communications, Inc. or Pegasus Cable Television, Inc. or Pegasus Cable Television of Connecticut, Inc. shall own or operate or hold, directly or indirectly, a controlling interest in any entity owning or operating any cable television system that competes directly with the Systems conveyed to the Buyer at the Closing or at one or more Closings held in accordance with
Section 8.1(b); provided, however, that this restrictive covenant shall not apply to the operations of any Person who acquires a controlling interest in any of the foregoing entities after the date hereof and who owned or operated a competing system prior to the date of its acquisition of such interest. For the purposes of this Section 9.4, a controlling interest shall mean the beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of fifty-one percent (51%) or more of the issued and outstanding voting stock of the entity controlled.


                                  ARTICLE 10
                                  TERMINATION

         Section 10.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

                  (a) at any time, by the mutual agreement of Buyer and Sellers;

                  (b) by either Buyer or Sellers, upon written notice to the other, if the other is in material breach or default of its respective covenants, agreements, or other obligations herein, or if any of its representations (as they may be supplemented pursuant to Sections 6.6 and 6.12) herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, and Buyer or Sellers, as the case may be, notifies the other of such breach, default or failure and such breach, default or failure is not cured within 30 days of receipt of notice that such breach, default or failure exists or has occurred;

                  (c) by either Buyer or Sellers, upon written notice to the other, if any conditions to its obligations set forth in Sections 7.1 and 7.2, respectively, shall not have been satisfied on or before the Outside Closing Date for any reason other than a breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate when made or when otherwise required by this Agreement to be true and accurate;

                  (d) by Buyer, upon written notice to Sellers, if any Superseding Disclosure made by Sellers pursuant to Section 6.6 discloses a material breach or default by Sellers of Sellers' covenants, agreements or other obligations herein or a material misrepresentation by Sellers and such breach, default or misrepresentation is not cured within 30 days of Buyer's receipt of such Superseding Disclosure; or

                  (e) by Buyer in accordance with Section 13.13.

                  (f) by Sellers if, on or before the sixtieth (60th) day after the date hereof, Buyer shall not have received (and delivered copies to Sellers) from the institutional investor and financial institutions referred to in Section 4.6 hereof, commitments for equity financing in an amount equal to not less than 20% of the Purchase Price payable by Buyer hereunder and debt financing in an amount equal to not less than the remainder of the maximum Purchase Price payable by Buyer hereunder or if the Buyer fails to close other than by reason of a failure of a condition precedent set forth in
         Section 7.1.

                  (g) by Buyer, on or before 5:00 P.M. on January 30, 1998, if the information delivered to Buyer by Sellers pursuant to Section
         6.12 above shall contain any fact or reflect any set of facts or circumstances which, individually or in the aggregate, would have a material adverse affect on the operations or business of the Systems.

         Section 10.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 10.1(a), (c), (d), (e), (f) or (g), all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 10.2, 11.2, 11.3(a), 13.1, 13.2, and 13.9, and no party hereto shall have any right or claim hereunder or otherwise except for rights and claims arising under one of these six sections. The same Sections and Section 11.1 shall survive a termination of this Agreement pursuant to Section 10.1(b), and all other obligations of the parties shall also terminate, except that such a termination shall not limit or impair any remedies that Buyer or Sellers may have under this Agreement with respect to a breach or default by the other of its covenants, agreements or obligations hereunder occurring prior to termination; provided however that the remedies of Buyer under this Agreement and otherwise in any such case shall be limited to the maximum amount payable under Section 12.4(c), and, if applicable, to specific performance as and to the extent provided in Section 11.1.


                                  ARTICLE 11
                                   REMEDIES

         Section 11.1 Specific Performance. Sellers and Buyer acknowledge that if either breaches its obligation hereunder to complete the Closing, the other would be irreparably damaged by such breach and that, in addition to the other remedies that may be available under this Agreement or at law, the other party shall be entitled to specific performance of this Agreement and injunctive relief.

         Section 11.2 Attorney's Fees. In the event of any Litigation between Sellers and Buyer with respect to this Agreement or the transactions contemplated hereby, the party prevailing under such Litigation shall be entitled, as part of the Judgment rendered in such Litigation, to recover from the other party its reasonable attorneys' fees and costs and expenses in such Litigation.

         Section 11.3 Escrow Deposit.

                  (a) Delivery Prior to Closing. In the event this Agreement is terminated by the parties in accordance with Section 10.1(a), by Buyer in accordance with Section 10.1(b), 10.1(d) 10.1(e), or 10.1(g) or by either Buyer or Sellers in accordance with Section 10.1(c), then Buyer and Sellers promptly shall send a Joint Disbursement Notice (as defined in the Escrow Agreement) to Escrow Agent instructing Escrow Agent to transfer the Escrow Funds (as defined in the Escrow Agreement) to Buyer in accordance with such Joint Disbursement Notice. In the event this Agreement is terminated by Sellers in accordance with Section 10.1(b) or 10.1(f), then Buyer and Sellers promptly shall send a Joint Disbursement Notice to Escrow Agent instructing Escrow Agent to transfer the Escrow Funds to Sellers in accordance with such Joint Disbursement Notice. The disbursement of the Escrow Funds to Buyer or Sellers prior to Closing shall not preclude a party following a termination pursuant to
         Section 10.1(b) from exercising any other rights or remedies provided for in Section 10.2 of this Agreement.

                  (b) Delivery After Closing. In the event that, following Closing, Buyer incurs Losses for which Buyer believes it is entitled to indemnification from Sellers in accordance with Article 12, then Buyer shall promptly submit to Sellers a claim for indemnification describing in reasonable detail the nature and, to the extent then reasonably practicable, the extent of the Losses that Buyer believes are indemnifiable by Sellers (an "Indemnification Notice"), and provided that there is no dispute as to the applicability of indemnification for such Losses, Buyer and Sellers promptly shall send a Joint Disbursement Notice to Escrow Agent instructing Escrow Agent to transfer to Buyer, in accordance with such Joint Disbursement Notice, Escrow Funds as necessary to indemnify Buyer for such indemnifiable Losses. If, by the close of business on the last calendar day of the twelfth month after the Closing Date (or on the next business day if such last calendar day is not a business day) (the "Expiration Date"), Sellers shall not have received an Indemnification Notice from Buyer, then on the business day next following the Expiration Date, Buyer and Sellers shall send a Joint Disbursement Notice to Escrow Agent instructing Escrow Agent to transfer the balance of the Escrow Funds to Sellers in accordance with such Joint Disbursement Notice. If, however, Sellers have received an Indemnification Notice on or prior to the Expiration Date, then Escrow Agent shall retain control over the Escrow Funds until the parties have resolved Buyer's claims for indemnification, whereupon Buyer and Sellers promptly shall send a Joint Disbursement Notice to Escrow Agent instructing Escrow Agent to transfer Escrow Funds to Buyer and/or Sellers in accordance with the parties' resolution of such dispute. The disbursement of the Escrow Funds to Buyer shall not preclude Buyer from exercising any other rights or remedies provided for in this Agreement.


                                  ARTICLE 12
                                INDEMNIFICATION

         Section 12.1 Indemnification by Sellers. From and after Closing, Sellers shall jointly and severally indemnify and hold harmless Buyer from and against any and all Losses arising out of or resulting from:

                  (a) any untruth, inaccuracy in any representation and warranty made by Sellers in this Agreement, or any breach or default by Sellers in the performance of their covenants, agreements, or obligations under this Agreement, provided, however, that Sellers shall have no liability for Losses that relate to any circumstance, act or omission constituting a breach of any representation or warranty by Sellers or failure by Sellers to comply with any of their covenants, agreements or obligations hereunder, if Buyer had knowledge of such circumstance, act, omission or failure at the Closing Time;

                  (b) any liabilities relating to employees of Sellers working for the Systems asserted under any federal, state or local law or regulation or otherwise pertaining to any labor or employment matter to the extent such labor or employment matter arises out of and relates to conditions existing or actions or events occurring at or prior to the Closing Time; and

                  (c) Sellers' failure to perform or satisfy any of the Retained Obligations and Liabilities.

         Section 12.2 Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Sellers from and against any and all Losses arising out of or resulting from:

                  (a) any representations and warranties made by Buyer in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate, or any breach or default by Buyer in the performance of its covenants, agreements, or obligations under this Agreement, except for Losses that relate to any circumstance, act or omission constituting a breach of any representation or warranty by Buyer or failure by Buyer to comply with any of its covenants, agreements or obligations hereunder, if Sellers had knowledge of such circumstance, act, omission or failure at the Closing Time, in which event Buyer shall have no obligation with respect thereto;

                  (b) the Assumed Obligations and Liabilities; and

                  (c) any liabilities relating to employees of Sellers hired by Buyer pursuant to Section 6.3 arising after the Closing Time asserted under any federal, state or local law or regulation or otherwise pertaining to any labor or employment matter arising out of actions or events occurring or conditions arising subsequent to the Closing Time.

         Section 12.3 Indemnified Third Party Claim.

                  (a) If any Person not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any Litigation with respect to which Buyer or Sellers are entitled to indemnification pursuant to Sections 12.1 or 12.2, respectively, then within thirty (30) days after notice (the "Notice") by the party entitled to such indemnification (the "Indemnitee") to the other (the "Indemnitor") of such demand, claim or Litigation, the Indemnitor shall have the option, at its sole cost and expense, to retain counsel for the Indemnitee (which counsel shall be reasonably satisfactory to the Indemnitee), to defend any such Litigation. Thereafter, the Indemnitee shall be permitted to participate in such defense at its own expense, provided that, if the named parties to any such Litigation (including any impleaded parties) include both the Indemnitor and the Indemnitee and if the Indemnitor proposes that the same counsel represent both the Indemnitee and the Indemnitor, and such counsel is of the opinion that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor (to the extent such cost and expense is reasonable), unless the Indemnitor shall acknowledge in writing its indemnity obligation, in which event the retention by

         Indemnitee of its own counsel shall be at its cost and expense. If the Indemnitor shall fail to respond within thirty (30) days after receipt of the Notice, the Indemnitee may retain counsel and conduct the defense of such Litigation as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnitor (to the extent such cost and expense is reasonable).

                  (b) The Indemnitee shall provide reasonable assistance to the Indemnitor and provide access to its books, records and personnel as the Indemnitor reasonably requests in connection with the investigation or defense of the indemnified Losses.

                  (c) With regard to Litigation of third parties for which Buyer or Sellers are entitled to indemnification under Sections 12.1 or 12.2, such indemnification shall be paid by the Indemnitor upon:
         (i) the entry of a Judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of an unappealable Judgment or final appellate Judgment against the Indemnitee; or (iii) a settlement with the consent of the Indemnitor, which consent shall not be unreasonably withheld, provided that no such consent need be obtained if the Indemnitor fails to respond to the Notice as provided in Section 12.3(a). Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, reasonable expenses of counsel to the Indemnitee shall be reimbursed on a current basis by the Indemnitor as if such expenses are a liability of the Indemnitor, but only if Indemnitor is obligated to pay such expenses pursuant to Section 12.3(a).

         Section 12.4 Determination of Indemnification Amounts and Related Matters.

                  (a) In calculating amounts payable to an Indemnitee hereunder, the amount of the indemnified Losses shall be reduced by the amount of any insurance proceeds paid to the Indemnitee for such Losses and by the amount of any tax benefit to the Indemnitee arising out of such Losses.

                  (b) Subject to the provisions of Section 12.3, all amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 12.1 or 12.2 shall be payable by the Indemnitor as incurred by the Indemnitee.

                  (c) Sellers will not be liable for indemnification arising under Section 12.1 for (i) any Losses of or to Buyer or any other Person entitled to indemnification from Sellers or (ii) any Losses incidental to or relating to or resulting from any of the foregoing (the items described in clauses (i) and (ii) collectively being referred to for purposes of this Section 12.4(c) as "Buyer's Damages") unless the amount of Buyer's Damages for which Sellers would, but for the provisions of this Section, be liable exceeds, on an aggregate basis, $100,000, in which case Sellers shall be responsible for all of Buyer's actual Damages up to the amount stated in the next succeeding sentence. Notwithstanding anything herein to the contrary, the maximum aggregate liability of Sellers under this Agreement (other than for fraud or breaches of the representation and warranty set forth in the first sentence of
         Section 5.4 shall be 33% of the amount of the Purchase Price that is paid to Buyer, pursuant to Section 2.4 as adjusted pursuant to Sections 2.6 and 2.7.

         Section 12.5 Time and Manner of Certain Claims. The representations and warranties of Buyer and Sellers in this Agreement shall survive Closing until December 31, 1999, except for representations and warranties relating to title and Taxes, which shall survive until the expiration of the applicable statute of limitations (the applicable period of such survival being the "Survival Period"), and Buyer's and Sellers' rights to make claims thereon shall likewise expire and be extinguished on such respective dates. Neither Sellers nor Buyer shall have any liability under Sections 12.1(a) or 12.2(a), respectively, unless a claim for Losses for which indemnification is sought thereunder is asserted by the party seeking indemnification by written notice to the party from whom indemnification is sought within the Survival Period. Each of Seller and Buyer shall continue to be liable under Sections 12.1(b) and (c) or Sections 12.2(b) and (c), respectively, after the Closing Date without any limitation as to time.

         Section 12.6 Exclusive Remedy. Notwithstanding anything herein to the contrary, the remedies provided in this Article 12 and in Section 11.3 hereof are the sole and exclusive remedies that either Buyer or Sellers shall have after the consummation of a Closing for breach by the other of any representations and warranties of the other or breach or default by the other in the performance of the other's covenants, agreements or obligations under this Agreement.


                                  ARTICLE 13
                                 MISCELLANEOUS

         Section 13.1 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

         Section 13.2 Brokerage. Sellers shall jointly and severally indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by them of, or services rendered to Sellers by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services, and Buyer shall indemnify and hold Sellers harmless from and against any and all Losses arising from any employment by it of, or services rendered to Buyer by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

         Section 13.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any document delivered pursuant hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         Section 13.4 Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by facsimile transmission, delivered by overnight or other courier service, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

                  To Sellers: Pegasus Cable Television, Inc.
                              c/o Pegasus Communications Management Company 5 Radnor Corporate Center
                              100 Matsonford Road, Suite 454
                              Radnor, Pennsylvania 19087
                              Attn:  Marshall W. Pagon
                              Telecopy: 610/341-1835

                              (with a required copy to Ted S. Lodge at the same address or telecopier number)

                  Copies (which shall not constitute notice):

                              Drinker Biddle & Reath LLP
                              1100 Philadelphia National Bank Building
                              1345 Chestnut Street
                              Philadelphia, Pennsylvania  19107
                              Attn:  Michael B. Jordan
                              Telecopy: 215/988-2757

                  To Buyer:   Avalon Cable of New England, LLC
                              800 Third Avenue, Suite 2604
                              New York, New York  10022
                              Telecopy:  212/501-8695
                              Attn: Joel Cohen

                  Copies (which shall not constitute notice):

                              Baer Marks & Upham LLP
                              805 Third Ave.
                              New York, New York 10022
                              Attn: Anne E. Pitter, Esq.
                              Telecopy: 212-702-5835 or 5941


or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective,
(i) if delivered by courier service or by facsimile transmission, upon actual receipt by the intended recipient (with appropriate confirmation thereof), or
(ii) if mailed, upon the earlier of five days after deposit with the U.S. Postal Service or the date of delivery as shown on the return receipt therefor.

         Section 13.5 Entire Agreement; Amendments. This Agreement and the Confidentiality Agreement dated May 30, 1997 between Buyer and Pegasus Communications Corporation embody the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

         Section 13.6 Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as provided below, neither Buyer nor Sellers shall directly or indirectly (by transfer of control of a party or otherwise), in whole or in part, assign this Agreement or delegate any of its duties hereunder, or seek consent from any Governmental Authority to assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other. Buyer acknowledges that Sellers may wish to complete a like-kind exchange under Section 1031 of the Code. Buyer agrees to cooperate in this as long as such cooperation does not delay the Closing or cause additional expense to Buyer. Buyer agrees that Sellers may assign Sellers' right to payment of the Purchase Price under this Agreement to a Qualified Intermediary, and Buyer agrees in such case to make payment of the Purchase Price to the Qualified Intermediary. Buyer further agrees to take other appropriate actions or execute documents, as may reasonably be requested by Sellers and as may be required in order to effectuate Seller's intent. Sellers shall jointly and severally indemnify and hold Buyer harmless from any liability or expense that may arise from any such action by Buyer.

         Section 13.7 Headings, Schedules, and Exhibits. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Schedules and Exhibits attached to this Agreement as supplemented in accordance with Section 6.6, which shall be incorporated in and constitute a part of this Agreement by such reference.

         Section 13.8 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument. Signatures to any document or agreement required to be executed or delivered hereunder may be delivered by facsimile or in person.

         Section 13.9 Publicity. Sellers and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to Sellers' employees concerning this Agreement and the transactions contemplated hereby. Neither Sellers nor Buyer shall make any such release, announcement, or statements without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided, however, that Sellers or Buyer may at any time make any announcement required by Legal Requirements so long as such party, promptly upon learning of such requirement, notifies the other of such requirement and consults with the other in good faith with respect to the wording of such announcement. Notwithstanding the foregoing, Sellers may disclose this Agreement and the transactions contemplated hereby in any registration statement and any other filing or report made by Sellers or their affiliates pursuant to the Securities Act or the Securities Exchange Act of 1934 and agrees that any disclosure therein of the Agreement and the transactions contemplated hereby shall be consistent with the terms of this Agreement. Sellers will provide Buyer with a copy of any such filing or report not less than one (1) day prior to filing.

         Section 13.10 Governing Law. The validity, performance, and enforcement of this Agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of New York without giving effect to the principles of conflicts of law of such state.

         Section 13.11 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Sellers) other than the parties hereto and their respective successors or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

         Section 13.12 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party

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



drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

         Section 13.13 Risk of Loss. The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Seller at all times prior to the Closing Time. In the event that any such loss or damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a System within twenty days from the occurrence of the event resulting in such loss or damage, Sellers shall immediately notify Buyer in writing of their inability to resume normal operations or to replace or restore the lost or damaged property, and Buyer, at any time within ten days after receipt of such notice, may elect by written notice to Seller either to
(a) waive such defect and proceed toward consummation of the transaction contemplated by this Agreement in accordance with the terms hereof, or (b) terminate this Agreement. If Buyer elects to so terminate this Agreement, Buyer and Sellers shall stand fully released and discharged of any and all obligations hereunder.

              [Remainder of this page intentionally left blank.]

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


         IN WITNESS WHEREOF, Buyer and Sellers have executed this Agreement as of the date first written above.

                                          AVALON CABLE OF NEW ENGLAND, LLC


                                          By     /s/ David W. Unger
                                              --------------------------------
                                              Name:  David W. Unger
                                                   ---------------------------
                                              Title:   Member
                                                    --------------------------


                                          PEGASUS CABLE TELEVISION, INC.


                                          By     /s/ Ted S. Lodge
                                              --------------------------------
                                              Name:  Ted S. Lodge
                                                   ---------------------------
                                              Title:   Senior Vice President
                                                    --------------------------


                                          PEGASUS CABLE TELEVISION OF
                                               CONNECTICUT, INC.


                                          By     /s/ Ted S. Lodge
                                              --------------------------------
                                              Name:  Ted S. Lodge
                                                   ---------------------------
                                              Title:   Senior Vice President
                                                    --------------------------




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